Exhibit 10.4

PROMISSORY NOTE

Due December 31, 2009

$135,000,000	Eagan, Minnesota
_________, 2003

                                FOR VALUE RECEIVED, PINNACLE AIRLINES, INC., a Georgia corporation formerly known as Express Airlines I, Inc. (the “Borrower”), hereby promises to pay to the order of Northwest Airlines, Inc., a Minnesota corporation (“Northwest”), or its assignees on December 31, 2009 the principal sum of One Hundred Thirty-Five Million Dollars ($135,000,000), together with interest on the outstanding principal amount hereof at a rate of 3.4% per annum calculated on the basis of a year comprised of twelve 30-day months and 360 days, payable on each March 31, June 30, September 30 and December 31 and at maturity (whether by required prepayment, acceleration, declaration or otherwise) and thereafter on demand.  Any portion of the principal amount hereof which is not paid at maturity (as aforesaid) shall thereafter bear interest at a rate of 5.4% per annum until paid.

                                The Borrower shall make prepayments of the outstanding principal amount hereof in the amount of $3,000,000 each on the last business day (i.e., a day on which banks are not required or authorized to close in Minneapolis, Minnesota) of each March, June, September and December, commencing December 2003 and continuing through September 2009.

                                In addition, the Borrower (a) shall make prepayments of the outstanding principal amount hereof on the last business day of each month, commencing with the first such day following the date hereof and continuing through the last business day of November 2009, in an amount equal in the case of each such prepayment to the excess of all cash and cash equivalent investments of Pinnacle Airlines Corp., a Delaware corporation (“Pinnacle”), and its subsidiaries (including the Borrower) on the date of such prepayment (after giving effect to any prepayment required and made on such date pursuant to the immediately preceding paragraph) over $50,000,000 and (b) may make voluntary prepayments of the principal amount hereof on any business day in an integral multiple of $100,000.  All such prepayments shall be applied against the final principal payment hereof due on December 31, 2009 and thereafter against all prepayments required pursuant to the immediately preceding paragraph of this Note in the inverse order of the maturity thereof.

                                Both principal and interest are payable in lawful money of the United States of America in immediately available funds to such account of Northwest as Northwest may notify to Borrower from time to time, free and clear of, and without deduction for or on account of, any and all present and future taxes, levies, imposts, deductions, charges, withholdings and all liabilities with respect thereto.  Whenever any payment to be made hereunder shall otherwise be due on a day which is not a business day, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest in connection with such payment.

                                Upon (i) non-payment by the Borrower of any amount due hereunder as the same becomes due and payable or (ii) the occurrence and continuance of any event entitling Northwest to terminate that certain Airline Services Agreement, dated as of January 14, 2003 (as amended from time to time, the “Airline Services Agreement”), among the Borrower, Pinnacle and Northwest, pursuant to Article X thereof, the principal of and accrued interest on this Note may be declared by Northwest to be immediately due and payable.

                                All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

                                The Borrower hereby agrees to indemnify the holder hereof against any loss, cost or expense incurred by such holder in connection with the enforcement of any and all rights pertaining to this Note, including, without limitation, all court costs, reasonable attorney’s fees and other costs of collection.  No delay on the part of the holder hereof in exercising any of its options, powers or rights, or any partial or single exercise thereof, shall constitute a waiver thereof.  The options, powers and rights of the holder hereof specified herein are in addition to those otherwise created.  Demand for payment of this Note shall be sufficiently made upon the Borrower by notice given by or on behalf of the holder to the Borrower in the manner set forth in Section 11.07 of the Airline Services Agreement.

                                This Note is issued in substitution and replacement for that certain promissory note of the Borrower, dated January 14, 2003, payable to the order of NWA Inc., a Delaware corporation (“NWA”), in the original principal amount of $200,000,000 and contributed by NWA to the capital of Northwest on _______, 2003.

                                THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CHOICE OF LAW OR CONFLICTS OF LAWS PRINCIPLES.

PINNACLE AIRLINES, INC.

By:
Name:
Title:

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